090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150423443-48
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/24/2015 2:05 PM
	Entity Number E0314362012-9

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

The Staffing Group Ltd.

2. The articles have been amended as follows: (provide article numbers, if available)

(a) Authorized Shares. The aggregate number of shares of capital stock that the Corporation will have the authority to issue is one hundred fifty five million (155,000,000) shares, of which one hundred fifty million (150,000,000) shares will be designated common stock, par value of $0.001 each share (the "Common Stock"), and five million (5,000,000) shares will be blank check preferred stock, with a par value of $0.001 per share (the "Preferred Stock").
(b) Blank Check Preferred Stock. The Board of Directors is authorized to provide for the issuance of the shares of blank check preferred stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares.
(SEE ATTACHED FOR ADDITIONAL DETAIL)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 90.4% of the quorum

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF THE STAFFING GROUP LTD., AS AMENDED
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

"ARTICLE THREE"

(a) **Authorized Shares**. The aggregate number of shares of capital stock that the Corporation will have the authority to issue is one hundred fifty five million (155,000,000) shares, of which one hundred fifty million (150,000,000) shares will be designated common stock, par value of $0.001 each share (the "Common Stock"), and five million (5,000,000) shares will be blank check preferred stock, with a par value of $0.001 per share (the "Preferred Stock"). The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders. Each share of Common Stock shall be entitled to the same dividend and liquidation rights. The capital stock of this Corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this Corporation.

(b) **Blank Check Preferred Stock**. The Board of Directors is authorized, subject to the limitations prescribed in this Article III, to provide for the issuance of the shares of blank check preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock will include, but not be limited to, the rights to determine the following:

- (i) The number of shares constituting that series of Preferred Stock and the distinctive designation of that series, which may be a distinguishing number, letter or title;
- (ii) The dividend rate on the shares of that series of Preferred Stock, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;
- (iii) Whether that series of Preferred Stock will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
- (iv) Whether that series of Preferred Stock will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;
- (v) Whether or not the shares of that series of Preferred Stock will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series of Preferred Stock will have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series of Preferred Stock.

All shares of any series of serial Preferred Stock, as between themselves, shall rank equally and be identical; and all series of serial Preferred Stock, as between themselves, shall rank equally and be identical, except as set forth in resolutions of the Board of Directors authorizing the issuance of the series.